Exhibit 10.1

May 3, 2007

Ms. Maria M. Pope

Pope & Talbot, Inc.

1500 SW First Avenue, Suite 200

Portland, OR 97201

Re:	Separation Agreement

Dear Maria:

This Separation Agreement which includes a release of claims (the “Agreement”), when signed by you, will constitute our agreement regarding your separation from employment with Pope & Talbot, Inc. (“Pope & Talbot, Inc.” or the “Company”). If you accept this offer and sign and return this Agreement by the date specified below, the Company will provide you with certain benefits described in this Agreement.

Because of the subject of this letter, its tone necessarily is formal. However, on behalf of the Company, I want to express our appreciation for the contributions you have made during your employment. I also want to convey to you our best wishes for your future.

CONSIDERATION

You submitted your written resignation on April 30, 2007 as Vice President and General Manager of Wood Products Division effective that same date. The Company accepted your resignation on April 30, 2007 and placed you on paid administrative leave from May 4, 2007 through July 1, 2007, your last date of employment. You will remain as an employee of the Company with no reduction in salary or benefits through July 1, 2007. From May 4, 2007 to July 1, 2007, you agree to consult with the Company on an “as needed” basis. On July 1, 2007, your last work day, you will receive your final pay which includes your regular base pay through July 1, 2007, and earned and accrued vacation according to Pope & Talbot policy. Your separation will be recorded in your personnel file and communicated by management within the Company as a resignation.

If you sign this Agreement within the consideration period identified below, and do not later revoke it, Pope & Talbot, Inc. will provide you an additional one-time lump sum payment for Twenty-five Thousand and no/100 Dollars ($25,000.00). Both parties agree this payment is just and valuable consideration. This payment will be made as soon as practicable following your last day of employment and the expiration of the non-revocation period.

Ms. Maria M. Pope

May 3, 2007

After July 1, 2007, you have also agreed to remain available as an independent consultant for the Company on an “as needed basis.” You will be compensated at the rate of $1,200 per diem for services. In no event will you be paid less than $600 per diem for services rendered to the Company, in connection with your consulting services.

Your existing group health insurance coverage will continue until July 31, 2007. Thereafter, you may continue your group health coverage under a federal law called COBRA. Under COBRA, you may elect to purchase continued group health coverage through the Company at the full premium rate plus an administrative fee for up to an eighteen- (18) month period. You will receive additional information about COBRA continuation from Human Resources.

These benefits are unique to you and your circumstances and are in lieu of any other separation, severance or other benefits to which you might otherwise be entitled under any policy, plan or practice of the Company. You acknowledge and agree that you will not receive any other compensation or employee benefits except those specified herein. You waive the right to participate in any Company employee benefit plan or to receive other fringe or separation benefits from the Company except those specified in this Agreement. You acknowledge and agree that you are not eligible for any bonus or incentive compensation under any plan or program maintained by the Company. Your participation in any Company compensation or benefit plan or program will end on your Separation Date.

RELEASE OF CLAIMS

In consideration for these benefits, to the fullest extent possible under applicable law, you completely release and forever discharge Pope & Talbot, Inc., and all their parent(s), subsidiaries, and related or affiliated companies, joint ventures and partnerships, and the current and former officers, directors, employees (whether temporary, leased or regular), partners, joint venturers, agents, shareholders, representatives, insurers and assigns of all of the aforementioned, and all predecessors and successors of all entities referred to in this paragraph, from any claims you might have, whether known or unknown to me at this time, in connection with my employment or my resignation and termination of employment. This release includes any claims you might have under applicable state, federal or local law dealing with employment, contract, wage and hour, tort, or civil rights matters, including, but not limited to applicable state, civil rights or wage payment laws, the Employee Retirement Income Security Act, Title VII of the Civil Rights Act of 1964, the Post-Civil War Civil Rights Acts (42 USC §§ 1981-1988), the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Vietnam Era Veterans Readjustment Assistance Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, Executive Order 11246, and any comparable or similar state or local laws, and all of the foregoing as amended, and including any regulations or guidelines thereunder. This release, however, does not affect any rights you might have for benefits under any applicable medical insurance, disability, workers’ compensation, unemployment or retirement program.

Ms. Maria M. Pope

May 3, 2007

ADDITIONAL TERMS AND CONDITIONS

You acknowledge that you have a fiduciary duty not to discuss or disclose Confidential Information obtained during your employment with Pope & Talbot, Inc. For purposes of this Agreement, “Confidential Information” means any and all confidential and proprietary information concerning Pope & Talbot, Inc., the disclosure of which would disadvantage Pope & Talbot, Inc. Confidential Information includes trade secrets, which consist of the following:

(1) Information that derives independent economic value, actual or potential, not generally known to the public or other persons who can obtain economic value from its disclosure; (2) any other information that has been marked, maintained or communicated as confidential by you or Pope & Talbot, Inc. or that you would reasonably be expected to know would subject Pope & Talbot, Inc. or its directors, officers or employees to liability or adverse action by a court or administrative agency; or (3) any nonpublic material concerning business plans or strategic plans of Pope & Talbot, Inc., management information, production and operational information, personnel information, financial information and information concerning pending or potential transactions.

You agree that you will not disclose or disseminate any Confidential Information, directly or indirectly, at any time to any person, agency, or court unless compelled to do so pursuant to legal process (e.g., a summons or subpoena) or otherwise required by law and then only after providing Pope & Talbot, Inc. with timely notice and a copy of the legal process so that Pope & Talbot, Inc. may, at its expense, take such action as it determines to be appropriate to protect the confidentiality of the information. You agree not to use Confidential Information for any personal or business purpose, either for your own benefit or that of any other person, corporation, government or other entity. Finally, you acknowledge that your obligations of confidentiality extend beyond the terms of this Agreement.

You must also return all Company-owned property. For the purposes of this Agreement, Company property includes, but is not limited to, office and building keys, company credit cards, card keys, computer, e-mail and voice mail passwords, company documents, customer and product lists and information, equipment, supplies and any other property belonging to the Company.

You agree that any taxes (other than the employer-mandated portion of FICA and FUTA), which may become due, are your sole responsibility and you hold Pope & Talbot, Inc. harmless on account thereof.

You should refer all requests for references to Harold N. Stanton, President and Chief Executive Officer or his designee. Harold N. Stanton, or his designee, will respond to reference requests by providing the dates of your employment, position(s) held, and by confirming that you voluntarily resigned.

Ms. Maria M. Pope

May 3, 2007

This Agreement shall be construed in accordance with and governed by the statutes and common law of the state of Oregon. Except as provided above, any disputes arising now or hereafter in connection with the execution or operation of this Agreement shall be resolved by confidential mediation or binding arbitration in accordance with the procedures of the American Arbitration Association (“AAA”) or other procedures agreed upon by the parties. The parties shall first attempt mediation with a neutral mediator based in Portland, Oregon, agreed upon by the parties. If mediation is unsuccessful or if the parties are unable to agree upon a mediator within thirty (30) days of notification by one party to the other of a dispute, the dispute shall be submitted to arbitration in Portland, Oregon. All arbitration proceedings shall be conducted by a neutral arbitrator mutually agreed upon by the parties from a list provided by AAA. The decision of the arbitrator shall be final and binding on all parties. The costs of mediation and arbitration shall be borne equally by the parties.

You acknowledge that: (a) you have been advised in writing to consult with an attorney prior to executing this Agreement (which includes a release of claims); (b) you have read the release and understand the effect of your release and that you are releasing legal rights; (c) you are aware of certain rights to which you may be entitled under certain statutes and laws identified in the release; (d) you have had adequate time to consider this Agreement; and (e) as consideration for executing this Agreement, you have received additional benefits and compensation of value to which you would not otherwise be entitled.

You acknowledge that this Agreement contains the entire agreement between you and Pope & Talbot, Inc. regarding the terms of your separation from employment. You further acknowledge that you are over 40 and have been given at least 21 days or until May 25, 2007, to consider this Agreement and discuss it with financial or legal counsel of your choice; and that you voluntarily sign it and agree to be bound by its terms. You understand that this Agreement must be signed within 21 days after you receive it, or by May 25, 2007, in order for you to be entitled to the benefits given under it.

After you sign it, however, you may revoke the Agreement by sending me a written statement to that effect within 7 days after you have signed it. Unless you revoke it, the Agreement will be effective on the 8th day after you have signed it (the “Effective Date”) and Pope & Talbot, Inc. will then provide you with the benefits stated in this Agreement. You understand that if you revoke the Agreement, you will not be entitled to receive the benefits offered under this Agreement.

If you wish to enter into this Agreement, please sign the enclosed copy where indicated and return the signed Agreement to Beth Hardman no later than the close of business on May 25, 2007.

Ms. Maria M. Pope

May 3, 2007

Again, I thank you for all you have done for us during your employment and wish you every success in the future.

Sincerely,

/s/ Harold N. Stanton
Harold N. Stanton
President and Chief Executive Officer

I HAVE READ THE FOREGOING RELEASE AND UNDERSTAND THE EFFECT OF THIS RELEASE. I UNDERSTAND THAT I AM RELEASING LEGAL RIGHTS, AND I VOLUNTARILY ENTER INTO THIS AGREEMENT.

I voluntarily agree to and accept the terms of this Agreement (which includes a release of claims).

/s/ Maria M. Pope	May 3, 2007
Maria M. Pope	Date